TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO RESTATED AGREEMENT AND
DECLARATION OF TRUST
June 29, 2017
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust (the “Declaration”) dated May 19, 1993, as amended, by written consent dated June 28, 2017, established and designated “Class T Shares” as a new class of Shares of the Series of the Trust set forth below and authorized the filing of an amendment to the Declaration to reflect such establishment and designation.

Series	Class
Touchstone Balanced Fund	Class T
Touchstone Flexible Income Fund	Class T
Touchstone International Equity Fund	Class T
Touchstone Large Cap Focused Fund	Class T
Touchstone Mid Cap Growth Fund	Class T
Touchstone Small Cap Growth Fund	Class T
Touchstone Small Company Fund	Class T
Touchstone Sustainability and Impact Equity Fund	Class T

The relative rights and preferences of Class T Shares of each of the foregoing Series as to right of redemption and price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversion rights, and conditions under which the several Series (or classes) of the Trust shall have separate voting rights or no voting rights are as described Article IV of the Declaration, and the Class T Shares of each of the foregoing Series shall be of equal rank and have the same power, preferences and rights as each other class of Shares of the Series except for differences among such classes as the Trustees have from time to time determined in accordance with the Declaration.
Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees, hereunto set their hand as of the date first written above.

/s/Phillip Cox Phillip R. Cox	/s/Jill T. McGruder Jill T. McGruder
/s/Bill Gale William C. Gale	/s/Kevin Robie Kevin A. Robie
/s/Susan Hickenlooper Susan J. Hickenlooper	/s/Edward VonderBrink Edward J. VonderBrink